As filed with the Securities and Exchange Commission on August 9, 2019

Registration No. 333-230981

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TODOS MEDICAL LTD.

(Exact name of Registrant as specified in its charter)

Israel	2835	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

1 Hamada Street

Rehovot, Israel

+972-8-633-3964

(Address and telephone number of Registrant's principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

302-738-6680

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all Correspondence to:

SRK Kronengold Law Offices 7 Oppenheimer Street Rabin Science Park Rehovot, Israel Telephone No.: (516) 231-2057 Facsimile No.: +972-8-936-6000	Stephen E. Older, Esq. McGuireWoods LLP 1251 Avenue of the Americas, 20th Floor New York, New York 10020 Telephone No.: (212) 548-2100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Todos Medical Ltd. is filing this Amendment No. 2 to its Registration Statement on Form F-1 (File No. 333-230981) as an exhibit-only filing in order to file an amended Form of Public Warrant as Exhibit 4.2 on the exhibit index as indicated in Part II of this Amendment No. 2. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors, Officers, Employees and Agents

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. A company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of the duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. An Israeli company may not exculpate a director from liability arising out of a breach of the duty of care with respect to a dividend or distribution to shareholders.

Under the Companies Law and the Securities Law, 5738—1968, or the Securities Law, a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

●	a monetary liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such undertaking must be limited to certain events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the foreseen events and described above amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder as (1) a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (2) in connection with a monetary sanction; a monetary liability imposed on him or her in favor of an injured party at an Administrative Procedure (as defined below) pursuant to Section 52(54)(a)(1)(a) of the Securities Law;

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

“Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a breach of duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

●	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our amended and restated articles of association permit us to, exculpate, indemnify and insure our office holders as permitted under the Companies Law. Our office holders are currently covered by a directors and officers’ liability insurance policy. As of the date of this registration statement, no claims for directors’ and officers’ liability insurance have been filed under this policy, we are not aware of any pending or threatened litigation or proceeding involving any of our directors or officers in which indemnification is sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Recent Sales of Unregistered Securities

Set forth below are the sales of all securities of the registrant sold by the registrant within the past three years which were not registered under the Securities Act:

On June 20, 2016, the Company entered into a Consulting Service Agreement with PCG Advisory Group (“PCG”), pursuant to which PCG undertook to provide the Company with markets advisory, investor relations and media strategies for a period of 7 months commencing the date of the agreement. As partial consideration for the above services, the Company agreed to issue to PCG 50,000 ordinary shares for each calendar month of the term. The Company issued 350,000 ordinary shares to PCG.

On October 18, 2016, the Company entered into a Consulting Agreement with a consultant (the “Consultant”), pursuant to which the Consultant undertook to provide strategic cooperation and technology consulting for a period of two years from the date of the agreement. Unless terminated, the agreement will be automatically renewed for consecutive one-year periods. Based on the agreement, the Company issued to the Consultant 620,521 warrants to purchase ordinary shares of the Company at an exercise price of NIS 0.01 (approximately $0.0026) per share. The Consultant has exercised all of the warrants.

In October 2017, the Company signed a share purchase agreement with certain investors for an investment of $625,000 in exchange for the issuance of 1,061,125 ordinary shares.

On November 18, 2018, the Company signed a share purchase agreement with an investor for an investment of $100,000 in exchange for the issuance of 800,000 ordinary shares and 600,000 warrants with a three year exercise period at an exercise price of the lower of $0.125 or the lowest price during the 5 trading days before the exercise notice.

On February 27, 2019, the Company entered into a joint venture agreement with Amarantus, pursuant to which the Company issued 17,986,999 Ordinary Shares, representing 19.99% of the Company, to Amarantus, in exchange for Amarantus transferring to the Company 19.99% of the outstanding equity securities of Breakthrough, a wholly owned subsidiary of Amarantus, and for Amarantus assigning the University of Leipzig License Agreement to Breakthrough.

The Company recently raised $1,215,450 from the sale of convertible notes, which have an outstanding principal balance of $1,350,500. On February 27, 2019, we entered into a convertible bridge loan agreement, and have issued notes and warrants relating thereto, to obtain loans from several private lenders, including DPH Investment Ltd., a holder of 11.5% of our shares (as of such date), to finance the Company’s activities through the consummation of a proposed public offering and our planned uplisting to the NASDAQ Capital Market. As of April 15, 2019, we have obtained $1,010,500 in bridge loan financing, and have commitments for an additional $340,000 subject to certain milestones. The loans, which have an original issue discount of ten percent (10%), bear interest at a flat rate of ten percent (10%) and have a maturity date six months after receipt of the loan funds. The loans are convertible into ordinary shares of the Company after the maturity date at a conversion price equal to 70% of the average closing bid price of the Company’s Ordinary Shares in the five days prior to the conversion. In the event the Company defaults under the loan agreement, the conversion price will be reduced to 60% of the average closing bid price of the Company’s Ordinary Shares in the 15 days prior to the conversion. In addition, each lender received a warrant to purchase an amount of ordinary shares equal to 25% of the amount loaned by such lender, with the warrant exercise price to be equal to the offering price in the proposed public offering, or, in the event its loan is converted into shares, the warrant exercise price will be equal to the applicable closing bid price of the Company’s shares at the time of the conversion of the loan. The warrants may be exercised only during the period beginning on the date that is six months after the date that the warrant exercise price and the number of warrant shares are determined and ending on the date that is three years thereafter.

On March 10, 2019, we entered into an amendment to the bridge loan agreement. The amendment provides for a 10% penalty if we repay the loan prior to the maturity date. In addition, we agreed to grant each lender a warrant to purchase an additional amount of ordinary shares equal to 25% of the amount loaned by such lender, under the same terms as the original warrant, but with a warrant exercise price equal to 150% of the closing bid price of our shares on the day prior to the closing of the bridge loan transaction.

We claimed exemption from registration under the Securities Act for these issuances described above under Section 4(a)(2) or Regulation S promulgated under the Securities Act, as well as, with respect to grants of share options, under Rule 701 of the Securities Act as transactions pursuant to written compensatory plans or pursuant to a written contract relating to compensation. No form of general solicitation or general advertising was conducted in connection with any of these sales, and no underwriters were employed.

Exhibits and Financial Statement Schedules

(a) Exhibits: The following exhibits are included herein or incorporated herein by reference

Exhibit	Description

1.1	Form of Underwriting Agreement (filed as Exhibit 1.1 to the Company’s Amendment No. 1 to Form F-1 (File No. 333-230981) filed on July 3, 2019 and incorporated herein by reference).

3.1	Amended and Restated Articles of Association of Todos Medical Ltd. (filed as Exhibit 99.1 to the Company’s current report on Form 6-K (File No. 333-209744) filed on March 30, 2017 and incorporated herein by reference).

4.1	Form of Underwriter’s Warrant (filed as Exhibit 4.1 to the Company’s Amendment No. 1 to Form F-1 (File No. 333-230981) filed on July 3, 2019 and incorporated herein by reference).

4.2*	Form of Public Warrant (as amended)

5.1	Opinion of SRK Kronengold Law Offices regarding the legality of the securities being registered (filed as Exhibit 5.1 to the Company’s Amendment No. 1 to Form F-1 (File No. 333-230981) filed on July 3, 2019 and incorporated herein by reference).

10.1	Research and License Agreement with B.G. Negev Technologies and Applications Ltd. and Mor Research Applications Ltd., dated April 26, 2010, as amended June 25, 2012 (filed as Exhibit 10.1 to the Company’s registration statement on Form F-1 (File No. 333-209744) filed on February 26, 2016, and incorporated herein by reference).

10.2	Addendum No. 2 to Research and License Agreement Dated March 19, 2017, as amended on June 25, 2012 with B.G. Negev Technologies and Applications Ltd. and Mor Research Applications Ltd. (filed as Exhibit 4.2 to Form 20-F (File No. 333-209744) filed on May 1, 2017 and incorporated herein by reference).

10.3	Summary English Translation of Lease Agreement for Corporate Offices in Rehovot, Israel (filed as Exhibit 10.4 to the Company’s registration statement on Form F-1 (File No. 333-209744) filed on February 26, 2016 and incorporated herein by reference).

10.4	Todos Medical Ltd. 2015 Israeli Share Option Plan (filed as Exhibit 10.7 to the Company’s registration statement on Form F-1 (File No. 333-209744) filed on February 26, 2016 and incorporated herein by reference).

10.5	Employment Agreement, dated March 16, 2017, between Todos Medical Singapore Pte Ltd. and Dr. Wee Yue Chew and warrant agreement, dated March 16, 2017, between Todos Medical Ltd. and Dr. Wee Yue Chew (filed as Exhibit 4.12 to Form 20-F (File No. 333-209744) filed on May 1, 2017, and incorporated herein by reference).

10.6	Convertible Bridge Loan Agreement, dated February 27, 2019, (filed as Exhibit 4.1 to the Company’s Form 6-K filed on February 28, 2019, and incorporated herein by reference).

10.7	Amendment to Convertible Bridge Loan Agreement, dated February 27, 2019, (filed as Exhibit 4.1 to the Company’s Form 6-K filed on March 12, 2019, and incorporated herein by reference).

10.8	Share Purchase and Assignment of License Agreement among Todos Medical Ltd., Amarantus Bioscience Holdings, Inc., and Breakthrough Diagnostics, Inc., dated February 27, 2019, (filed as Exhibit 4.4 to the Company’s Form 6-K filed on February 28, 2019, and incorporated herein by reference).

10.9	Assignment and Loan Conversion Agreement among the Company, Adeline Holdings Ltd., Yitzhak Ostrovitsky, and Sorry Doll Ltd. and S.B. Nihul Merkakein Ltd., dated November 28, 2018, (filed as Exhibit 4.9 to the Company’s Form 20-F filed on March 28, 2019, and incorporated herein by reference).

10.10	Marketing and Reseller Agreement, between the Company and Care G.B. Plus Ltd., dated December 20, 2018, (filed as Exhibit 4.10 to the Company’s Form 20-F filed on March 28, 2019, and incorporated herein by reference).

10.11	Employment Agreement between the Company and Dr. Herman Weiss, dated March 25, 2019 (filed as Exhibit 10.11 to the Company’s Amendment No. 1 to Form F-1 (File No. 333-230981) filed on July 3, 2019, and incorporated herein by reference).

23.1	Consent of Fahn Kanne, Grant Thornton (filed as Exhibit 23.1 to the Company’s Amendment No. 1 to Form F-1 (File No. 333-230981) filed on July 3, 2019 and incorporated herein by reference).

23.2	Consent of Legal Counsel (incorporated in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page of the registration statement).

*	Filed with this Amendment No.2.

Undertakings

The undersigned Registrant hereby undertakes to:

(a) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

(b) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f) that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the Registrant relating to the offering filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

Signatures

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form F-1 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rehovot, Israel on August 9, 2019.

TODOS MEDICAL LTD. (Registrant)

By:	/s/ Herman Weiss
Dr. Herman Weiss
Chief Executive Officer and Director
(Principal Executive Officer)

By:	/s/ David Ben Naim
David Ben Naim Chief Financial Officer
(Principal Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE	TITLE	DATE

/s/ Dr. Herman Weiss	Chief Executive Officer (Principal	August 9, 2019
Dr. Herman Weiss	Executive Officer) and Director

*	Chief Financial Officer (Principal	August 9, 2019
David Ben Naim	Financial and Accounting Officer)

*	Director	August 9, 2019
Rami Zigdon

*	Director	August 9, 2019
Alon Ostrovitzky

*	Director	August 9, 2019
Moshe Schlisser

*	Director	August 9, 2019
Moshe Abramovitz

*	Director	August 9, 2019
Colin Bier

*	Director	August 9, 2019
Alon Shalev

* By:	/s/ Dr. Herman Weiss

Dr. Herman Weiss

Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Todos Medical Ltd., has signed this registration statement on August 9, 2019.

Authorized U.S. Representative /s/ Donald J. Puglisi
Managing Director Puglisi & Associates